Exhibit 10.9

ASTERA LABS, INC.

March 13, 2018

Gajendra Sanjay Akkasalamakki

Re: Employment Offer

Dear Sanjay,

This will confirm the terms under which you will be employed by Astera Labs, Inc., a Delaware corporation (the “Company”).

1. Position and Duties. You have served as Chief Revenue Officer and Chief Financial Officer of the Company since its formation and shall continue to serve in such position. You will perform such duties as are ordinary, customary, and necessary in such role. You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to the interests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company. Although your duties may include occasional travel on behalf of the Company, your primary duties will be performed at the Company’s headquarters.

2. Proof of Right to Work; Assignment Agreement. If you have not already done so, you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986. You will be required to sign and comply with the Company’s standard employee confidential information and invention assignment agreement (“CIIA”), a copy of which is attached hereto as Exhibit A concurrently with your execution of this Agreement. The CIAA requires, among other provisions, the assignment to the Company of proprietary rights to any invention made during your employment at the Company and non-disclosure of confidential information.

3. Compensation and Benefits.

a) Salary. The Company agrees to pay you an annual salary of $160,000 payable as earned in accordance with the Company’s customary payroll practices (but no less than monthly). You will begin receiving this salary on the date the Company’s initial sale of its Series A Preferred Stock. Your salary shall be reviewed by the Company for possible increases annually.

b) Restricted Stock Grant. You accept and acknowledge that the Company has issued 3,700,000 shares of the Company’s Common Stock, par value $0.0001 (the “Shares”) to you at a purchase price of $0.0001 pursuant to a certain Founder’s Restricted Stock Purchase Agreement dated November 21, 2017, as amended as of the date hereof (the “Founder’s RSPA”). The Shares will vest as set forth in the Restricted Stock Purchase Agreement, as the same is amended by a certain Founder’s Supplemental Equity Agreement currently being negotiated between you, the Company and certain investors in the Company (the “Founder’s Supplemental

Equity Agreement”). In the event you are terminated without “Cause”, or resign for “Good Reason” upon or within 12 months of a Change of Control (each term, as defined in the Founder’s RSPA, as may be amended by the Founder’s Supplemental Equity Agreement), then all (100%) of the Shares shall vest. The Shares are subject to the Company’s repurchase option as set forth in the Founder’s RSPA, and a secondary repurchase option of certain investors as set forth in the Founder’s Supplemental Equity Agreement.

c) Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally.

d) Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with the Company’s business, in accordance with any applicable policy established by the Board from time to time.

4. At-Will Employment. You will be an at will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

5. Other Agreements. By signing this offer letter, you represent to the Company that either (a) you are not bound by any other agreement or agreements (i.e., a non-solicitation or non-compete agreement with a former employer) which would inhibit or limit in any way your ability to perform the duties required by this position or to contact, solicit, or hire any other individual or entity to work for or contract with the Company or (b) you have provided copies of any such agreements to the Company prior to signing this offer letter.

6. Miscellaneous. This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations, or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and the Company. This offer letter will be governed by the laws of the State of California.

[Signatures on following page.]

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to me. If you have any questions, please give me a call.

Very truly yours,

Astera Labs, Inc.

By:	/s/ Jitendra Mohan
Jitendra Mohan
President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Gajendra Sanjay Akkasalamakki
[Signature]

Gajendra Sanjay Akkasalamakki
[Printed name]

Date: March 13, 2018

Enclosure:	Confidential Information and Invention Assignment Agreement